EXHIBIT 11.

                               DMI FURNITURE, INC.

                       CALCULATIONS OF EARNINGS PER SHARE


                                                        THREE MONTHS ENDED           NINE MONTHS ENDED
                                                   --------------------------    -------------------------
                                                     June 3,        May 28,        June 3,        May 28,
                                                      1995           1994           1995           1994
                                                   ----------    ------------    ----------     ----------
Income before cumulative effect of a
 change in accounting principle
 and extraordinary item                              $19,000       $106,000       $710,000       $837,000

Cumulative effect of a change in
 accounting for income taxes                               -              -              -      1,795,000

Extraordinary item                                         -        (50,000)             -        (50,000)
                                                  ----------  -------------     ----------     ----------
Net income                                           $19,000        $56,000       $710,000     $2,582,000
                                                   =========      =========      =========      =========

Average shares of common stock
 and common equivalents
 outstanding:

 Average common shares
  outstanding                                      2,970,026      2,961,172      2,970,026      2,945,255

  Common stock equivalents--
  dilutive options and convertible
  preferred stock                                  2,751,614      2,892,318      2,755,622      2,864,283
                                                  ----------  -------------     ----------     ----------
Average shares of common
 stock and common stock
 equivalents outstanding                           5,721,640      5,853,490      5,725,648      5,809,538
                                                   =========      =========      =========      =========


Income per share before cumulative
 effect of a change in accounting principle
 and extraordinary item                                 $.00           $.02           $.12           $.14

Cumulative effect per share of a
 change in accounting for income taxes                     -              -              -            .31

Extraordinary item                                         -           (.01)             -           (.01)
                                                    --------       --------       --------       --------

Earnings per common share                               $.00           $.01           $.12           $.44
                                                       =====          =====          =====          =====




                                       15